Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF
CULLINAN ONCOLOGY, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Cullinan Oncology, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.
The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendments to the Second Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State on January 7, 2021 (the “Certificate of Incorporation”) set forth in paragraphs 3 and 4 of this Certificate of Amendment.

2.
The amendments to the Certificate of Incorporation set forth in paragraphs 3 and 4 of this Certificate of Amendment were duly adopted by a unanimous written consent in lieu of a meeting of the Board of Directors in accordance with the provisions of Section 242 of the DCGL and the provisions of the Certificate of Incorporation.

3.
Article I of the Certificate of Incorporation is hereby deleted in its entirety and replaced by following Article I in lieu thereof:

“The name of this corporation is Cullinan Therapeutics, Inc.”

4.
All references in the Certificate of Incorporation to “Cullinan Oncology, Inc.” are hereby replaced with “Cullinan Therapeutics, Inc.”

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of the Corporation on this 15th day of April, 2024.

By: /s/ Jacquelyn Sumer

Name: Jacquelyn Sumer

Title: Chief Legal Officer